Exhibit 6.2

LOAN AGREEMENT

dated as of March 19, 2019

HC GOVERNMENT REALTY HOLDINGS, L.P.,

as Borrower,

THE LENDERS PARTY HERETO

and

HCM AGENCY, LLC,

as Collateral Agent

i

INDEX OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1
-
List of Existing Indebtedness to be Repaid of Closing
Schedule 7.14
-
Subsidiaries
Schedule 9.1
-
Existing Permitted Indebtedness as of Closing
Schedule 9.12
-
Property Management Agreements

Exhibits

Exhibit A
-
Compliance Certificate

Exhibit B
-
Form of Note

v

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 19, 2019 (this “Agreement”), is among HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (“Borrower”), the Lenders party hereto from time to time (collectively, the “Lenders” and each individually, a “Lender”) and HCM AGENCY, LLC, a Delaware limited liability company, in its capacity as collateral agent for such Lenders (acting in such capacity, the “Collateral Agent”).

R E C I T A L S:

WHEREAS, Borrower has requested that Lenders extend credit to Borrower in the form of (i) a senior secured term loan in the amount of $10,500,000 to be made on the date hereof and (ii) incremental senior secured term loans to be made available to Borrower following the Closing Date in an aggregate amount up to $10,000,000. Lenders are willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth, provided that, with respect to such incremental term loans, the Lenders will have no commitment or obligation to fund, and if the Lenders in their sole discretion approve such a term loan, such term loan shall be subject to the terms hereof.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Accrual Rate” has the meaning set forth in Section 2.4.

“Additional Cash Amount” has the meaning set forth in Section 2.4.

“Additional Interest Amount” has the meaning set forth in Section 2.4.

 “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the Equity Interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the Equity Interests in such Person, and (c) any officer or director of such Person. For purposes hereof, “Control” and correlative terms shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the state of New York or North Carolina, are authorized or required by law to close.

“Capital Expenditures” means for the REIT and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of Borrower and its Subsidiaries.

“Capitalized Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

“Cash Pay Rate” has the meaning set forth in Section 2.4.

“Cash Taxes” means for the REIT and its Subsidiaries, on a consolidated basis, for any period, the sum of all income taxes paid in cash during such period, as determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(a)           The REIT shall cease to be the sole owner of the Limited Partner;

(b)           The REIT shall cease to be the sole general partner of the Borrower;

(c)           Borrower shall fail to own one hundred percent (100%) of the ownership interests of any Subsidiary of the Borrower; or

(d)           Borrower shall fail to have the right to receive the economic interests in the revenue from the operation of the LNR Properties in substantially the same manner set forth in the LNR Property Documents as of the Closing Date.

The foregoing notwithstanding, transfers of, or issuances of, Equity Interests in Borrower or the REIT which do not specifically violate one of the provisions set forth in (a) through (d) above shall not constitute a Change of Control and shall be permitted transfers.

“Claims” has the meaning set forth in Section 12.2.

“Closing Date” means March 19, 2019.

“Closing Date Term Loan” shall have the meaning given to such term in Section 2.1(a).

“Collateral” has the meaning specified in Section 5.1.

“Compliance Certificate” means a certificate in the form of Exhibit A, fully completed and executed by Borrower.

“Credit Parties” means Borrower and each Guarantor.

 “Debt” means, without duplication, for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Notes and all other indebtedness of Borrower to Lenders, (b) indebtedness and obligations arising in connection with Rate Management Transactions, (c) all indebtedness representing deferred payment of the purchase price of property or assets (but excluding accrued expenses incurred in accordance with customary practices in the ordinary course of business and trade accounts payable in the ordinary course of business that are not past due by more than one hundred twenty (120) days unless being disputed in good faith), (d) Capitalized Lease Obligations, (e) all indebtedness under guaranties (other than any non-recourse carve out guaranties under which recourse has not yet been triggered), endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) all Disqualified Equity Interests of such Person; provided, however, that neither deferred revenue nor taxes, in each case arising in the ordinary course of business, shall constitute Debt. Debt shall, for purposes of this Agreement, be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated).

“Default Rate” means the lesser of (a) with respect to the Loans, the sum of the Accrual Rate plus five percent (5.0%) or (b) the Maximum Rate.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, or is redeemable in cash at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event which would constitute an Event of Default), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Debt or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is ninety-one (91) days following the Maturity Date, or (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations.

“Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its Equity Interests, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its Equity Interests, or (c) the establishment and funding of any fund for any such distribution, dividend, payment or acquisition.

“Dollar” and “$” mean currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower, whether presently or hereafter created or existing, that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia; provided that if such Subsidiary does not exist on the Closing Date, Borrower and such Subsidiary shall satisfy the provisions of Section 9.4 with respect to such Subsidiary.

“Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Equity Interests” means with respect to any Person, the shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance by any Credit Party to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the REIT of its Equity Interests pursuant to any employee stock ownership plan or dividend or distribution reinvestment program, (e) the issuance of partnership interests in the Borrower in connection with a contribution of real property pursuant to any Property Acquisition, and (f) the issuance of the Equity Interests in the REIT and/or the Borrower to the Lenders or their Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” has the meaning specified in Section 11.1.

“Excluded Subsidiary” means any SPE (including any LNR Property Owner) which is a party to SPE Mortgage Debt that contractually restricts the ability of such SPE to provide a guaranty of the Obligations or the grant of a security interest of its assets to secure such guaranty or the Obligations.

“Excluded Taxes” means any taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes or other taxes of a similar nature.

“Existing Indebtedness” means, collectively, the Debt of the REIT and its Subsidiaries and the LNR Property Owners set forth in Schedule 1.1.

“Financial Officer” means the chief executive officer, the chief financial officer or another officer reasonably acceptable to Required Lenders.

“Fixed Charge Coverage Ratio” means, for the REIT and its Subsidiaries, on a consolidated basis, for any period (a) (i) Net Operating Income for the applicable period (as determined in accordance with Section 10.1) ended as of such date, minus (ii) the sum of all operating expenses and other cash charges incurred by the REIT and its Subsidiaries (other than the SPEs), divided by (b) the sum of (i) Scheduled Principal Payments Paid for the applicable period (as determined in accordance with Section 10.1) ended as of such date, plus (ii) cash Interest Expense for the period (as determined in accordance with Section 10.1) ended as of such date plus (iii) cash Distributions by the Borrower or REIT for the period ended as of such date (but only to the extent permitted to be paid under this Agreement), plus (iv) Cash Taxes for the period ended as of such date, plus (v) Non-Financed Capital Expenditures for the period ended as of such date. For purpose of this calculation, and all other financial covenants contained in this Agreement, the LNR Property Owners will be treated as Subsidiaries of the REIT.

 “GAAP” means generally accepted accounting principles in the United States of America consistently applied; provided that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement, Lenders and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of Lenders and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by Borrower and Hale, the applicable covenants shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means (i) the Holding Company Guarantors and (ii) each Subsidiary Guarantor.

“Hale” means Hale Partnership Capital Management, LLC, a North Carolina limited liability company and its Affiliates, and their respective successors and permitted assigns.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

“Holding Company Guarantors” means (i) the Limited Partner (ii) the REIT.

“Holding Company Guaranty Agreement” means the Guaranty Agreement executed by the Holding Company Guarantors in favor of the Collateral Agent and Lenders, as the same may be amended, supplemented or modified.

“Holmwood” means Holmwood Capital, LLC, a Delaware limited liability company.

“Income Tax Expense” means for the REIT and its Subsidiaries, on a consolidated basis for any period, all state and federal income tax expenses for such period, determined in accordance with GAAP.

“Incremental Term Loan” shall have the meaning given such term in Section 2.1(b).

“Incremental Term Loan Conditions” means the following conditions:

(a)           The Lenders shall have approved the funding of such Incremental Term Loan;

(b)           No Event of Default or Unmatured Event of Default has occurred and is continuing or would arise as a result of funding such Incremental Term Loan; and

(c)           The Collateral Agent and Lenders shall have received the following items, as applicable:

(i)           an executed Note with respect to such Incremental Term Loan, if requested by such Lender;

(ii)           a written request from Borrower to advance such Incremental Term Loan, which shall set forth (A) the requested date of the advance of such Incremental Term Loan, which shall be a Business Day not less than (5) Business Days following the date of such notice and (B) the principal amount of the requested Incremental Term Loan; and

(iii)           such other documentation or information may be required by Collateral Agent or the Lenders in their reasonable discretion.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement executed by a Credit Party in favor of Collateral Agent in form and substance satisfactory to Collateral Agent.

“Interest Expense” means for the REIT and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

“Interest Payment Date” shall mean the last Business Day of each calendar month.

“Investment” means any direct or indirect investment in any Person, including capital contributions to any Person, investments in or the acquisition of debt securities or Equity Interests of any Person, or any loans, advances, guaranties or other extensions of credit to any Person.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Limited Partner” means Holmwood Portfolio Holdings, LLC, a Delaware limited liability company.

“Liquid Investments” means (a) cash on deposit in a financial institution, (b) readily marketable direct obligations of the United States of America, (c) fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition of any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (d) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc. and (e) other Investments approved by Hale, in its reasonable discretion.

“LNR Properties” shall mean the real property and improvements located at 221 W. 5th Avenue, Lorain, OH, 1809 Latournette Drive, Jonesboro, AR, and 650 NW Peakcock Blvd., Port St. Lucie, FL.

“LNR Property Owners” shall mean GOV Lorain, LLC, GOV Jonesboro, LLC and GOV PSL, LLC, each a Delaware limited liability company, the single member limited liability companies that own the fee interests in each of the LNR Properties.

“LNR Property Documents” shall mean the Contribution Agreement dated March 31, 2016, between Holmwood and Borrower, as amended by that certain First Amendment to Contribution Agreement dated June 10, 2016 and as further amended by that certain Second Amendment to Contribution Agreement dated May 26, 2017, and the Assignment of Profits Interests effective May 26, 2017 by Holmwood in favor of Borrower pursuant to which the economic interest in the LNR Properties were assigned to the Borrower.

“Loan” or “Loans” means, collectively, the Closing Date Term Loan and Incremental Term Loan (or any pro rata advances made by the Lenders to fund the applicable Loan).

“Loan Documents” means this Agreement and all promissory notes, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, assignments, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented.

“Make Whole Amount” means, with respect to repayments of the Loan made on or before the eighteen (18) month anniversary of the applicable Settlement Date (including as a result of an acceleration of the Loan in accordance with the terms hereof, including Section 11.1(d) or (e)), an amount equal to the interest payments and fees that would have been due on the Loan being repaid on the date of repayment or acceleration, as applicable, through and including the eighteen (18) month anniversary of the applicable Settlement Date had such Loan not been so repaid or accelerated, assuming that all such interest accrues at the Accrual Rate and that Borrower would pay all future interest not paid at the Cash Pay Rate by compounding the PIK Amount to Principal.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the REIT and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower to perform its respective obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Collateral Agent or Lenders hereunder or thereunder.

“Maturity Date” means March 19, 2022.

“Maximum Rate” means the maximum rate of non-usurious interest permitted from day to day by applicable law.

“Monroe Property” means that certain real property and related improvements located at 1691 Bienville Drive, Monroe, Louisiana which is under contract for acquisition by the REIT or its Subsidiaries.

“Net Operating Income” means for an SPE, for any period, an amount equal to (a) the aggregate gross revenues from the operations of such SPE during such period from tenants paying rent minus (b) the sum of all expenses and other charges incurred in connection with the operation of such SPE’s property during such period (including accruals for real estate taxes and insurance and property management fees, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.

“Non-Financed Capital Expenditures” means for the REIT and its Subsidiaries, on a consolidated basis, for any period, Capital Expenditures incurred during such period in connection with which neither Borrower nor any Subsidiary incurred Debt.

“Notes” means each promissory note issued to a Lender in accordance with Section 2.2.

“Obligated Party” means each Guarantor and any other Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and operating agreement or regulations of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

“Paid in Full”, “Pay in Full” or “Payment in Full” means, with respect to the Obligations, the payment in full in cash of all Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted).

“Permitted Distributions” shall have the meaning given to such term in Section 9.5.

“Permitted Liens” shall have the meaning given to such term in Section 9.2.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, company, trust, business trust, association, Governmental Authority or other entity.

“PIK Amount” has the meaning set forth in Section 2.4.

“Principal” means the aggregate principal amount of the Loans hereunder, including any interested that has been paid in kind and capitalized or accrued to principal.

“Property Acquisitions” means the acquisition of (i) federally leased single tenant properties identified at least thirty (30) days in advance to the Lenders and consummated on terms and conditions acceptable to the Required Lenders, and (ii) the Monroe Property on the terms set forth in the applicable purchase agreements and financing term sheets provided to Hale prior to the Closing Date.

“Property Management Agreements” means, collectively, those certain property management agreements (a) in effect on the Closing Date and set forth on Schedule 9.12 and (b) entered into by an SPE following the Closing Date with third party property managers on market terms and otherwise on terms and conditions reasonably acceptable to Hale.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Subsidiary of Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“REIT” means HC Government Realty Trust, Inc., a Maryland corporation.

“Required Lenders” means, as of the date of any determination, Lenders holding more than 50.0% of the sum of the aggregate Loans of all Lenders.

“Sanctions” shall have the meaning given to such term in Section 7.21.

“Scheduled Principal Payments Paid” means, for the REIT and its Subsidiaries, on a consolidated basis, for any period, that portion of the Debt of the REIT and its Subsidiaries which was due to be paid during such period, including, in the case of Debt consisting of Capitalized Lease Obligations, the amount which was due to be paid during such period on such Capitalized Lease Obligations. The term “Scheduled Principal Payments Paid” shall not include any mandatory or voluntary prepayments of Debt.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by the Credit Parties in favor of Collateral Agent, as the same may be amended, supplemented or modified (including by any joinder thereto pursuant to Section 9.4).

“Settlement Date” means, with respect to any advance of the Closing Date Term Loan or any Incremental Term Loan, the date on which funds are advanced by the Lenders.

“SPE” means (i) a wholly owned Subsidiary of Borrower which is a special purpose entity which (a) currently exists or (b) which is hereafter formed or acquired by the Borrower, in each case for the purpose of consummating (previously or in the future) a Property Acquisition and (ii) the LNR Property Owners.

“SPE Mortgage Debt” means Debt of an SPE (a) in existence on the Closing Date and set forth on Schedule 9.1 and (b) incurred after the Closing Date in connection with a Property Acquisition or the refinancing of Debt described in the foregoing clause (a), in each case under clause (b) on terms and conditions acceptable to the Required Lenders in their sole discretion (provided however, the parties acknowledge and agree that the terms of the SPE Mortgage Debt for the Property Acquisitions for the Monroe Property has been approved).

“Subsidiary” means, for any Person, a Person of which or in which such Person or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization. For the avoidance of doubt, the Borrower shall constitute a Subsidiary of the REIT, and any Subsidiary of the Borrower shall also constitute a Subsidiary of the REIT.

“Subsidiary Guarantors” means each Domestic Subsidiary existing on the Closing Date and all future Domestic Subsidiaries who become a guarantor of the Obligations pursuant to Section 9.4, in each case other than Excluded Subsidiaries.

“Subsidiary Guaranty Agreement” means the Guaranty Agreement executed by certain of Borrower’s Domestic Subsidiaries in favor of the Collateral Agent and Lenders, as the same may be amended, supplemented or modified (including by any joinder thereto pursuant to Section 9.4).

“Tax Distribution” means any Distribution made by Borrower in an aggregate amount which does not exceed the amounts which are sufficient to permit the partners of Borrower to pay their federal income taxes which arise solely and directly as a result of their Equity Interests in Borrower.

“Three Month Date” means, with respect to any disposition of assets permitted by Section 9.3(d)(vi), the date which is three (3) months following the date of such disposition.

“Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

Section 1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of New York, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of New York. In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary. Unless otherwise specified, all references to Subsidiaries herein refer to Subsidiaries of Borrower. All times of day are eastern time (daylight or standard, as applicable). Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II
THE LOANS

Section 2.1  Term Loans ..

(a)           Closing Date Term Loan. Subject to the terms and conditions of this Agreement, each Lender severally, and not jointly, agrees to make a Loan to Borrower on the Closing Date in the aggregate principal amount of $10,500,000 (the “Closing Date Term Loan”) and in the respective amounts set forth on Annex A.

(b)           Incremental Term Loans. Subject to the terms and conditions of this Agreement, if all Incremental Term Loan Conditions have been satisfied, from time to time after the Closing Date, each Lender severally, and not jointly, agrees to make term loans available to Borrower in the aggregate principal amount of up to $10,000,000 (collectively, the “Incremental Term Loan”). This Section 2.1(b) shall not be construed to create any obligation on the Lenders to extend or to commit to extend any Incremental Term Loan to Borrower, and any Incremental Term Loan will only be funded upon the approval of the Lenders, which such approval may be given or withheld in such Lender’s sole discretion.

Section 2.2  Evidence of Debt. The Loans shall be evidenced by one or more accounts or records maintained by each Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the reasonable written request of any Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Loans made by such Lender in addition to such accounts or records. Each such promissory note shall be substantially in the form of Exhibit B. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Note and payments with respect thereto.

Section 2.3  Repayment of Loans. Borrower shall repay the unpaid Principal amount of the Loans on the Maturity Date, together with all accrued and unpaid interest thereon and any other outstanding Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted).

Section 2.4  Interest.

(a)           Interest Payments. The Principal shall accrue interest on the unpaid balance thereof from the applicable Settlement Date until the Loans have been Paid in Full at a rate per annum equal to 14.0% (the “Accrual Rate”). From the applicable Settlement Date and thereafter until the Loans have been Paid in Full, interest shall be paid currently in cash on a monthly basis in arrears on each Interest Payment Date at the fixed rate of 12.0% per annum (the “Cash Pay Rate”). On each Interest Payment Date, the Borrower shall: (A) make an additional cash payment to the Lenders of interest accruing on the Loans since the last Interest Payment Date at a rate equal to 2.0% per annum of the Principal outstanding under the Loans (the “Additional Cash Amount”); (B) increase the then outstanding Principal of the Loans by an amount (the “PIK Amount”) equal to the difference between (i) interest accruing at the applicable Accrual Rate during the preceding month and (ii) interest accruing at the applicable Cash Pay Rate during the preceding month; or (C) pay a portion of the Additional Cash Amount to the Lenders and compound to the Principal a portion of the PIK Amount such that the combined amount of such portion of the Additional Cash Amount and such portion of the PIK Amount is equal to interest accruing since the last Interest Payment Date at a rate of 2.0% per annum of the Principal outstanding under the Loans (collectively, the Additional Cash Amount, the PIK Amount or any combination thereof, the “Additional Interest Amount”); provided that, if the Borrower shall make an election to satisfy a portion of its interest payment obligations under this Section 2.4(a) on an Interest Payment Date by compounding any of the Additional Interest Amount to Principal, it shall do so by compounding any such amount of the Additional Interest Amount to all Lenders on an equal and ratable basis. Accrued and unpaid interest shall also be due and payable on the date on which any Principal is due, including on the Maturity Date.

(b)           Default Rate; Payment of Default Interest. After the occurrence and during the continuance of any Event of Default (it being understood and agreed that, with respect to an Event of Default related to non-compliance with any of the financial covenants contained herein, the date of occurrence shall be the applicable test date), the Principal, as well as any overdue Obligations, shall bear interest at a per annum rate equal to the Default Rate, beginning on the date of the occurrence of such Event of Default, except to the extent the Required Lenders have otherwise agreed in writing not to charge such Default Rate. All such interest shall be paid as an increase to the Cash Pay Rate in a manner consistent with Section 2.4(a) hereof on a monthly basis (or, at the option of the Required Lenders, on demand) until the Payment in Full of the Obligations hereunder or such Event of Default has ceased to be continuing (whether as a result of a written waiver by the Required Lenders or otherwise).

(c)           Savings Clause. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in this Agreement or any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the Principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 2.5 Use of Proceeds. The proceeds of Loans shall be used to (i) finance a portion of the consideration payable in connection with Property Acquisitions, (ii) refinance in full the Existing Indebtedness, (iii) general working capital requirements of Borrower and for other legitimate corporate purposes approved by Hale in its reasonable discretion, and (iv) in each case, to pay fees and expenses incurred in connection therewith or herewith.

Section 2.6 Obligations Absolute. The obligations of Borrower under this Agreement and the other Loan Documents, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower, any Obligated Party or any other Person may have at any time against any Lender or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) any amendment or waiver of, or any consent to departure from, any Loan Document or (d) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

ARTICLE III
RESERVED

ARTICLE IV
Payments

Section 4.1 Method of Payment. All payments of Principal, interest and other amounts due from Borrower hereunder shall be made, without any presentment thereof, directly to each Lender, at such address as a Lender may from time to time designate in writing to Borrower or, if a bank account(s) with a United States bank is designated for such Lender in any written notice to Borrower from such Lender, Borrower will make such payments in immediately available funds to such bank account, no later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Lender may from time to time direct in writing. All payments of interest may be paid by auto-debit initiated by a Lender.

Section 4.2 Voluntary Prepayment. Borrower shall have the right at any time and from time to time prior to the Maturity Date, upon notice, to optionally prepay the Loans and other Obligations in whole or in part (provided, that any such partial prepayment shall be in a minimum amount of $250,000 or, if less, the entire outstanding amount of the Loan). In the event of an optional prepayment made under this Section 4.2, Borrower shall give the Lenders written notice of such prepayment at least ten (10) days (but not more than sixty (60) days) prior to the prepayment date, specifying (i) such prepayment date (which shall be a Business Day), (ii) the Principal amount of the Loans to be prepaid on such date, (iii) the accrued interest and Make Whole Amount, if any, applicable to the Loans to be prepaid and (iv) that such prepayment is to be made pursuant to this Section 4.2. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from Borrower hereunder shall be made to the Lenders on an equal and ratable basis. All Loans which have been prepaid may not be reborrowed. Any prepayment of the Loan in accordance with Section 4.2 shall be accompanied by accrued but unpaid interest thereon, together with the Make Whole Amount. Any voluntary prepayments shall be allocated first to the Incremental Term Loans, if any, in inverse order of funding thereof, and last to the Closing Date Term Loan. Subject to the preceding sentence, any prepayments shall be allocated ratably to each of the Lenders in accordance with their pro rata share of the Loans.

Section 4.3 Mandatory Prepayment.

(a)           If Borrower or any other Credit Party shall consummate an initial public offering of the Equity Interests in such Person, the Borrower shall repay the outstanding Loans and other Obligations in full immediately upon consummation of such initial public offering.

(b)           Immediately upon receipt by any Credit Party of the net cash proceeds of any incurrence of Debt (other than Debt permitted hereunder), the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to the lesser of (i) the balance of the Obligations and (ii) 100% of such net cash proceeds (and upon any such prepayment any violation or breach of the terms hereof with respect to the Debt shall be deemed cured).

(c)           Immediately upon receipt by any Credit Party of the net cash proceeds of any Equity Issuance, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to the lesser of (i) the balance of the Obligations and (ii)100% of such net cash proceeds.

(d)           Subject to the rights of any lender under the SPE Mortgage Debt, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to the lesser of (i) the balance of the Obligations and (ii)100% of the net cash proceeds of all voluntary and involuntary dispositions of assets (including by means of casualty and condemnation events) in excess of $50,000 in the aggregate during any fiscal year, to the extent such net cash proceeds are not reinvested in similar property within 90 days of the date of such voluntary or involuntary disposition. This clause (d) shall not apply to dispositions involving (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Credit Party; (c) any sale, lease, license, transfer or other disposition of property to any Credit Party; (d) the sale or discount of accounts in the ordinary course of business and (e) termination of a lease of real or personal property that is not necessary in the ordinary course of business and that could not reasonably be expected to result in a Material Adverse Effect.

(e)           Together with any mandatory Principal payment made pursuant to this Section 4.3, Borrower shall pay accrued interest and the Make Whole Amount on the Principal amount so prepaid and such payments shall be applied first to all costs, expenses, indemnities and other amounts then due and payable hereunder, then to payment of interest at the Default Rate, if any, then to accrued interest and the Make Whole Amount and thereafter to payment of Principal. The making of any mandatory prepayment under this Section 4.3 shall not excuse any action that would otherwise constitute an Event of Default hereunder. Any mandatory prepayments shall be allocated first to the Incremental Term Loans, if any, in inverse order of funding thereof, and last to the Closing Date Term Loan.

Section 4.4 Computation of Interest. Interest on the Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed. Each determination by a Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 4.5 Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under Borrower at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify other the Lenders of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, following written notice to Borrower of the existence of such participation, exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

ARTICLE V
Collateral

Section 5.1 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 5.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a)           Borrower shall, and shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, grant to Collateral Agent, for the benefit of itself and the Lenders, a security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts, investment property, letter of credit rights, intellectual property, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement, which security interest shall be perfected to the extent required therein and shall be prior to all other Liens other than Permitted Liens.

(b)           Each Credit Party shall grant to Collateral Agent, for the benefit of itself and the Lenders, a security interest in all its ownership interests of, among other Persons, its Subsidiaries, pursuant to the Security Agreement, which security interest shall be perfected to the extent required therein and shall be prior to all other Liens.

(c)           In the event Borrower or any other Credit Party acquires any registered intellectual property at any time after the Closing Date, such Person shall (i) promptly notify the Collateral Agent and (ii) execute, or cause to be executed, such documents and instruments as Collateral Agent, in its reasonable discretion, deems necessary to evidence and perfect its Liens on security interests in such assets (including, without limitation, Intellectual Property Security Agreements).

(d)           Borrower shall, and shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, execute and cause to be executed such further documents and instruments as Collateral Agent, in its reasonable discretion, deems necessary to evidence and perfect its liens and security interests in the Collateral. Borrower authorizes, directs and permits Collateral Agent to file Uniform Commercial Code financing statements with respect to the Collateral as are required under any relevant Uniform Commercial Code, including financing statements that indicate the Collateral as “all assets” of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed or as being of an equal or lesser scope or with greater detail.

Section 5.2 Setoff. Upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right to set off and apply against the Obligations in such a manner as a Lender may determine, at any time and without notice to Borrower or any Obligated Party but with notice to the other Lenders and Collateral Agent, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from such Lender to Borrower whether or not the Obligations are then due. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

Section 5.3 Guaranty Agreements. Each Domestic Subsidiary (other than an Excluded Subsidiary) shall unconditionally and irrevocably guarantee payment and performance of the Obligations.

Section 5.4 Deposit Account Control Agreements. Borrower shall, and shall cause each other Credit Party to, deliver to Collateral Agent deposit account control agreements in form and substance reasonably satisfactory to the Collateral Agent for each of their deposit accounts; provided that such requirement shall not apply to deposit accounts with aggregate balances not to exceed $100,000.

ARTICLE VI
Conditions Precedent

Section 6.1 Initial Extension of Credit. The obligation of the Lenders to make the Closing Date Term Loans on the Closing Date is subject to the condition precedent that prior thereto the Collateral Agent and Lenders shall have received all of the documents set forth below in form and substance satisfactory to them.

(a)           Notes. A Note executed by Borrower in favor of each Lender so requesting.

(b)           Security Agreement. A duly executed copy of the Security Agreement.

(c)           Guaranty Agreement. The Holding Company Guaranty Agreement, duly executed by the Holding Company Guarantors.

(d)           Certificates. A certificate of a responsible officer of each Credit Party, attaching certified copies of (i) resolutions of the board of directors or other governing body of such Credit Party, which authorize the execution, delivery and performance of the Loan Documents to which it is to be a party, (ii) the Organizational Documents of such Credit Party, and (iii) the names of the officers of such Credit Party authorized to sign the Loan Documents.

(e)           Governmental Certificates. Certificates issued by the appropriate government officials of the state of organization of each Credit Party as to the existence and good standing of such Credit Party.

(f)           Financing Statements. Uniform Commercial Code financing statements showing each Credit Party as debtor and Collateral Agent as the secured party.

(g)           Diligence Searches. Uniform Commercial Code, litigation, bankruptcy and similar lien searches showing all financing statements and other documents or instruments on file against each Credit Party in their state of formation and such other locations as deemed reasonably necessary by the Collateral Agent.

(h)           Intellectual Property Search. A search on the United States Patent and Trademark Office and United States Copyright Office database showing all registrations of or applications filed for intellectual property of the Credit Parties.

(i)           Opinion of Counsel. An opinion or opinions of Kaplan Voekler Cunningham and Frank, PLC, legal counsel to the Credit Parties, as to the Loan Documents.

(j)           Payment of Existing Indebtedness. Evidence that all existing Indebtedness of the Credit Parties (except those permitted pursuant to Section 9.1) have been paid in full and cancelled (or will be paid from the proceeds of the Loans) and all Liens related thereto have been terminated or released (or will be terminated and released upon the payment in full thereof).

(k)           Consents. Evidence that all necessary consents to the transactions contemplated hereby have been obtained, including those required under the SPE Mortgage Debt.

(l)           Property Management Agreements. Duly executed copies of the Property Management Agreements.

(m)           Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent incurred, have been paid in full by Borrower.

(n)           Intellectual Property Security Agreement. An Intellectual Property Security Agreement executed by the REIT.

(o)           Additional Documentation. Such additional approvals, opinions or documents as the Collateral Agent may reasonably request.

Section 6.2 Post Closing Deliveries.

(a)           Insurance Certificates. As soon as practical after the Closing Date, but in any event within sixty (60) days after the Closing Date (or such later date as the Collateral Agent may agree in its sole discretion), the Borrower shall deliver to the Collateral Agent the certificates of insurance, and related endorsements or declarations pages, required by Section 8.5 hereof.

To the extent any representation and warranty would not be true or any provision of any covenant would be breached in this Agreement or any other Loan Document because the action required by this Section 6.2 was not taken on or prior to Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the action is taken (or was required to be taken) in accordance with this Section 6.2.

ARTICLE VII
Representations and Warranties

To induce Collateral Agent and Lenders to enter into this Agreement, Borrower, as of the Closing Date and each Settlement Date, hereby represents and warrants to Collateral Agent and Lenders that:

Section 7.1 Existence. The REIT and each of its Subsidiaries, including Borrower (a) are duly organized, validly existing and in active standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions where necessary (except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect). The REIT and each of its Subsidiaries has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 7.2 Financial Statements. Borrower has delivered to Lenders audited financial statements of the REIT as at and for the fiscal year ended December 31, 2017, and unaudited financial statements for the fiscal quarter ended December 31, 2018. Such financial statements, have been prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments in the case of unaudited financial statements), and fairly and accurately present in all material respects, on a consolidated basis, the financial condition of the REIT and its Subsidiaries, as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. As of the date of such financial statements, the REIT and its Subsidiaries do not have any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.

Section 7.3 Requisite Action; No Breach. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction or decree of any court, Governmental Authority or arbitrator, and, except as could not reasonably be expected to have a Material Adverse Effect, do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (other than the Liens established under the Loan Documents) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

Section 7.4 Operation of Business. The REIT and each of its Subsidiaries possess or have a valid right to use all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 7.5 Litigation and Judgments. There is no action, suit, investigation or proceeding before or by any Governmental Authority pending, or to the knowledge of Borrower, threatened against or affecting the REIT or any Subsidiary, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against the REIT or any of its Subsidiaries for the payment of money in excess of $50,000.00.

Section 7.6 Rights in Properties; Liens. The REIT and each of its Subsidiaries have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 7.2, and none of the properties, assets or leasehold interests of the REIT or any of its Subsidiaries is subject to any Lien, except for the Permitted Liens and any other Liens hereafter approved by the Collateral Agent.

Section 7.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

Section 7.8 Approvals. o authorization, approval or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof, except for the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Agreement entered into in connection herewith.

Section 7.9 Debt. The REIT and its Subsidiaries have no Debt except Debt permitted pursuant to Section 9.1 or Debt being satisfied from the proceeds of the Loans.

Section 7.10 Use of Proceeds; Margin Securities. Neither Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 7.11 ERISA. The REIT and each Subsidiary of the REIT have complied in all material respects with all applicable minimum funding requirements and all other applicable requirements of ERISA, and there are no existing conditions that would give rise to material liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 7.12 Taxes. The REIT and each Subsidiary of the REIT have filed all tax returns (federal, state and local) required to be filed on or before the date of this representation (including any future dates on which this representation is deemed to be made), including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, other than those not yet delinquent and except any such taxes, assessments, governmental charges and levies which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established.

Section 7.13 Disclosure. No event has occurred since the date of the most recently delivered audited financial statements, and no fact or condition exists, which has had a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

Section 7.14 Subsidiaries. The REIT has no Subsidiaries other than those listed on Schedule 7.14. The REIT owns, directly or indirectly, the amount of ownership interests of each Subsidiary as set forth on Schedule 7.14.

Section 7.15 Compliance with Laws; REIT Status.

(a)           Neither the REIT nor any of its Subsidiaries is in violation in any material respect of any material law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

(b)           The REIT is qualified as a “real estate investment trust” under Sections 856-860 of the Internal Revenue Code.

(c)           The REIT is in compliance in all material respects with all provisions of the Internal Revenue Code applicable to the qualification of the REIT as a “real estate investment trust”.

Section 7.16 Compliance with Agreements. Neither the REIT nor any of its Subsidiaries is in violation in any material respect of any material document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 7.17 Environmental Matters. The REIT and each of its Subsidiaries, and their respective properties, are in material compliance with all material applicable Environmental Laws and neither the REIT nor any of its Subsidiaries is subject to any material liability or obligation for remedial action thereunder. There is no pending or, to Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority with respect to the REIT or any of its Subsidiaries or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in compliance with all Environmental Laws, or as otherwise set forth in any environmental assessments or related reports (each, an “Environmental Report”) obtained in connection with a Property Acquisition, to Borrower’s knowledge, there are no Hazardous Substances located on or under any of the properties of the REIT or any of its Subsidiaries. Except in the ordinary course of business and in compliance with all Environmental Laws, or as set forth in any Environmental Report, to Borrower’s knowledge neither the REIT nor any of its Subsidiaries has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Borrower and each Subsidiary (or any applicable tenant at a property) have obtained all material permits, licenses and authorizations which are required under and by all material Environmental Laws and necessary for the conduct of their business.

Section 7.18 Solvency. As of each Settlement Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, no Credit Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Credit Party is able to pay its debts as they become due, and each Credit Party has sufficient capital to carry on its business.

Section 7.19 Transactions With Affiliates. Neither the REIT nor any of its Subsidiaries is a party to any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates other than as permitted by Section 9.10 hereof.

Section 7.20 Investment Company Act. Neither the REIT nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.21 Sanctions. Neither the REIT nor any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (a) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

Section 7.22 Anti-Corruption. Neither the REIT nor any of its Subsidiaries, nor, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of Borrower or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which Borrower or any Subsidiary conduct their business and to which they are lawfully subject or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE VIII
Affirmative Covenants

Borrower covenants and agrees that, until Payment in Full, Borrower will perform and observe the covenants set forth below, unless Required Lenders shall otherwise consent in writing.

Section 8.1 Reporting Requirements. Borrower will deliver to each Lender:

(a)           Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the REIT, beginning with the fiscal year ending December 31, 2019, a copy of the annual audited financial statements of the REIT and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of members’ capital and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing reasonably acceptable to the Hale (and for purposes hereof Hale has approved Cherry Bekaert, LLP, the current independent certified public accountants for the REIT).

(b)           Quarterly Financial Statements. As soon as available, and in any event within forty five (45) days after the end of each fiscal quarter of the REIT (including the last fiscal quarter of each fiscal year of the REIT), a copy of the unaudited financial statements of the REIT and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of members’ capital and statements of cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, comparisons to budget, and a management discussion and analysis, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects the financial condition and results of operations of the REIT and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein, subject to changes resulting from normal year-end audit adjustments and absence of footnote disclosures.

(c)           Monthly Financial Statements. As soon as available, and in any event within forty five (45) days after the end of each calendar month (other than months which are also fiscal quarter ends), beginning with the month ending March 31, 2019, a copy of the unaudited financial statements of the REIT and its Subsidiaries as of the end of such calendar month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of members’ capital and statements of cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects the financial condition and results of operations of the REIT and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(d)           Compliance Certificate. (i) Concurrently with the delivery of the financial statements required by Section 8.1(b), a Compliance Certificate as of the last day of such fiscal quarter and (ii) together with the financial statements delivered pursuant to Section 8.1(a), a Compliance Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by a Financial Officer and containing detailed calculations of the covenants contained in Sections 9.1 and 9.3(d) and Article X.

(e)           Tax Returns. Within ten (10) days following the filing thereof, copies of each federal income tax return filed by a Credit Party.

(f)           Annual Projection Reports. As soon as available, and in any event at least thirty (30) days prior to the end of each fiscal year of the REIT, a copy of the annual business plan for the ensuing year, including financial projections and a Capital Expenditure budget.

(g)           Notice of Tax Investigations or Prior Period Unassessed Liabilities. As soon as possible, and in any event within five (5) Business Days after Borrower becomes aware thereof, notice of any pending investigations of the REIT or any Subsidiary of the REIT by any taxing authority or of any pending but unassessed tax liability incurred during a prior period of the REIT or any of its Subsidiaries.

(h)           Certificate of Insurance. Upon request of Collateral Agent or any Lender, a certificate or certificates evidencing that the insurance required by Section 8.5 is in full force and effect and that such policies have been extended.

(i)           Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority against Borrower or any Guarantor which could have a Material Adverse Effect.

(j)           Notice of Judgments. Within five (5) Business Days of the rendering thereof, notice of any judgment against Borrower or any Guarantor in an amount which is greater than $100,000.00.

(k)           Notice of Default. As soon as possible and in any event within five (5) Business Days after Borrower becomes aware of the occurrence of each Event of Default and any Unmatured Event of Default that will not, in the Borrower’s reasonable estimation be resolved prior to becoming an Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.

(l)           Notice of Material Adverse Effect. As soon as possible, and in any event within five (5) Business Days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any fact or condition which could have a Material Adverse Effect.

(m)           General Information. Promptly after receipt of any such request, such other information concerning Borrower, any Guarantor or the real property of the Credit Parties or their Subsidiaries as Collateral Agent or a Lender may from time to time reasonably request.

Section 8.2 Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its material leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business; provided that upon the sale of any property held by any SPE, such SPE may be liquidated and dissolved in the ordinary course of business.

Section 8.3 Maintenance of Properties. Borrower will maintain, and will cause each Subsidiary of Borrower to maintain, its assets and properties in good condition and repair, ordinary wear and tear and casualty events excepted.

Section 8.4 Taxes and Claims. Borrower will pay or discharge, and will cause each Subsidiary of Borrower to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any such Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge (a “Tax or Claim Charge”), which is being contested in good faith by appropriate proceedings diligently pursued, if (i) no Lien has been filed of record with respect to such Tax or Claim Charge, (ii) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Tax or Claim Charge, and (iii) Borrower or such Subsidiary has established adequate reserves against such Tax or Claim Charge in accordance with GAAP.

Section 8.5 Insurance. Borrower will maintain, and will cause each Subsidiary of Borrower to maintain, with financially sound and reputable insurance companies, worker’s compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and as are reasonably acceptable to the Collateral Agent; provided that with respect to any insurance for a property encumbered by SPE Mortgage Debt, satisfaction of the insurance requirements under such Debt shall constitute acceptable insurance. Each casualty insurance policy and each insurance policy covering Collateral shall by endorsement name Collateral Agent as lender loss payee (or “mortgagee loss payee”, if applicable) and each policy of liability insurance shall by endorsement or the terms thereof name Collateral Agent as an additional insured. All such policies shall provide that they will not be cancelled without thirty (30) days prior written notice to Collateral Agent or ten (10) days in case of non-payment of a premium. Subject in all events to the rights of the lenders under the SPE Mortgage Debt, in case of loss due to casualty, Collateral Agent shall be entitled to receive and retain the proceeds of the insurance policies in excess of $500,000.00, and to, in Collateral Agent’s reasonable discretion, either apply the same against the Obligations or release such proceeds to Borrower; provided if any such insurance proceeds are necessary for the repair or replacement of any Collateral as long as there is no Event of Default hereunder, such proceeds shall be released to Borrower to be used for such repairs or replacements. All proceeds of insurance policies in an aggregate amount equal to or less than $500,000.00 shall be paid to Borrower, and such proceeds shall be used to repair and restore the Collateral in substantially the same condition of such Collateral immediately prior to such loss. If any loss shall occur at any time when Borrower or any Subsidiary of Borrower shall be in default as to the performance of this covenant, Collateral Agent shall, subject to the terms of the SPE Mortgage Debt, nonetheless be entitled to the benefit of all insurance held by or for such Person, to the same extent as if it had been made payable to Collateral Agent.

Section 8.6 Inspection . At any reasonable time and in reasonable intervals, Borrower will permit, and will cause each Subsidiary of Borrower to permit, representatives of the Collateral Agent or Lenders to examine and make copies of the books and records of, and, subject to the rights of tenants, visit and inspect the properties or assets of Borrower and any such Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants.

Section 8.7 Keeping Books and Records. Borrower will maintain, and will cause each Subsidiary of Borrower to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects shall be made of all dealings and transactions in relation to its business and activities.

Section 8.8 Compliance with Laws. Borrower will comply, and will cause each Subsidiary of Borrower to comply, in all material respects, with all material applicable laws, rules, regulations and orders of any court, Governmental Authority or arbitrator.

Section 8.9 Compliance with Agreements. Borrower will comply, and will cause each Subsidiary of Borrower to comply, in all material respects, with all material agreements, contracts and instruments binding on it or affecting its properties or business.

Section 8.10 Further Assurances. Borrower will execute and deliver, and will cause each Subsidiary of Borrower to execute and deliver, such further instruments as may be reasonably requested by the Collateral Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Collateral Agent in the Collateral.

Section 8.11 ERISA. Borrower will comply, and will cause each Subsidiary of Borrower to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 8.12 Continuity of Operations. Borrower will continue to conduct, and will cause each Subsidiary of Borrower to continue to conduct, its primary businesses (and any other business reasonably related or complementary thereto) as conducted or contemplated to be conducted as of the Closing Date.

Section 8.13 LNR Property Owners. Borrower will use its reasonable efforts, under the LNR Property Documents and otherwise, to cause the LNR Property Owners to comply with the covenants applicable to the Borrower’s Subsidiaries, under this Article VIII and Article IX below.

ARTICLE IX
Negative Covenants

Borrower covenants and agrees that, until Payment in Full, Borrower will perform and observe the covenants set forth below, unless Required Lenders shall otherwise consent in writing.

Section 9.1 Debt. Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Debt, except (a) the Obligations, (b) purchase money Debt and Capitalized Lease Obligations in an aggregate principal amount which does not exceed $250,000 outstanding (or, in the case of the SPEs, such amounts as may be set forth in the applicable SPE Mortgage Debt documents) at any time, (c) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (d) Debt owed by (i) one Credit Party to another Credit Party or (ii) any Subsidiary to Borrower, (e) obligations of any Credit Party for taxes, assessments or other governmental charges which are (i) not at the time delinquent or thereafter payable without penalty or (ii) being contested in good faith by appropriate proceedings and, in each case, for which such Credit Party maintains adequate reserves in accordance with GAAP, (f) the SPE Mortgage Debt, (g) Debt arising from one or more judgments which do not, in themselves, give rise to an Event of Default, provided such judgments are satisfied or stayed within thirty (30) days of their rendering, (h) Debt set forth on Schedule 9.1, (i) Debt arising under Rate Management Transactions so long as entered into for bona fide hedging of liabilities of the Borrower and its Subsidiaries and not for speculative purposes, and (j) unsecured Debt of Borrower or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Debt pursuant to this clause (j) does not exceed $250,000 at any time (or, in the case of the SPEs, such amounts as may be set forth in the applicable SPE Mortgage Debt documents).

Section 9.2 Limitation on Liens. Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following (“Permitted Liens”): (a) Liens in favor of Collateral Agent, (b) purchase money Liens and Liens evidencing Capitalized Lease Obligations securing Debt permitted by Section 9.1(b), which Liens cover only the assets financed with the Debt permitted by Section 9.1(b), (c) any current encumbrances existing on any of the properties of the SPE’s (including, but not limited to any exceptions reflected in any title insurance policy with respect to any such assets) and any future encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby (or such affect was reflected in any purchase price paid in connection with the acquisition of any such asset) or materially impair the ability of Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (d) Liens for taxes, assessments or other governmental charges (a “Tax or Government Charge”) which (i) are not delinquent, or (ii) for which (A) no Lien has been filed of record with respect to such Tax or Government Charge, (B) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Tax or Government Charge, and (C) Borrower or such Subsidiary has established adequate reserves against such Tax or Government Charge in accordance with GAAP, (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, (g) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement, (h) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement and with respect to which no grant of security interest has been made, (i) Liens (including the right of set-off) in favor of a bank or other depositary institution arising as a matter of law or in the ordinary course of business encumbering deposits, (j) Investments of cash permitted by Section 9.6(a), (k) Liens solely on cash earnest money deposits made by Borrower and its Subsidiaries in connection with any letter of intent or purchase agreement in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.6 to be applied against the purchase price for such Investment, solely to the extent such Investment or sale, disposition, transfer or lease would have been permitted on the date of the creation of such Lien and (l) other Liens securing other Debt or other obligations permitted herein or other obligations, provided that all Liens permitted under this clause (l) shall not exceed $500,000.00 in the aggregate at any time and shall not encumber any portion of Credit Parties’ accounts, chattel paper, instruments, promissory notes, inventory, fixtures, furnishings, furniture, machinery, equipment, or rolling stock.

Section 9.3 Mergers, Acquisitions, Dissolutions and Disposition of Assets. Borrower will not, and will not permit any Subsidiary of Borrower to, (a) become a party to a merger, consolidation, partnership, joint venture or other business combination or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, provided Credit Parties may enter into any Property Acquisition, (b) dissolve or liquidate, (c) amend its Organizational Documents in any manner adverse to Collateral Agent or Lenders, the payment and/or performance of the Obligations or the Liens created under the Loan Documents, or (d) sell, lease, assign, transfer or otherwise dispose of its assets, except, (i) in the ordinary course of business, dispose of or lease inventory, (ii) in the ordinary course of business, dispose of any used, obsolete, worn out or surplus property (including, without limitation, used vehicles) that is, in the reasonable good faith judgment of such Credit Party, no longer economically or commercially practicable or necessary to maintain or useful in the conduct of the business of the Credit Parties, taken as a whole, provided that the aggregate amount of fair market value of all dispositions pursuant to this Section 9.3(d)(ii) shall not exceed $100,000.00 during any fiscal year, (iii) transactions among Credit Parties not resulting in a Change of Control, (iv) any involuntary disposition constituting a casualty event or condemnation, confiscation, requisition, seizure or taking, (v) give discounts or compromises for less than the face value of accounts receivable in order to resolve disputes that occur in the ordinary course of business, and (vi) other asset dispositions not otherwise permitted hereunder; provided, however, that in the case of this clause (vi), all of the following conditions are met: (w) the market value of all assets disposed of pursuant to this clause (vi) does not exceed $50,000.00 individually and $100,000.00 in the aggregate during any fiscal year of Borrower with respect to all such transactions; (x) the consideration received is at least equal to the fair market value of such assets; (y) not later than the Three Month Date, the net proceeds of such disposition shall have been either (A) reinvested in assets used in the business of Credit Parties on which Collateral Agent has a perfected Lien subject only to Permitted Liens or (B) applied as required by Section 4.3, as applicable; and (z) no Unmatured Event of Default or Event of Default shall then exist or result from such disposition.

Section 9.4 Subsidiaries. Borrower will not create or acquire any Subsidiary of Borrower, unless (a) such new Subsidiary is an SPE, (b) the Borrower has (i) specifically pledged its Equity Interests in such new Subsidiary to Collateral Agent, and (ii) delivered to Collateral Agent evidence of its authority to enter into such pledge and (c) if such Subsidiary is not an Excluded Subsidiary, (i) such new Subsidiary has executed and delivered to Collateral Agent the Subsidiary Guaranty Agreement and Security Agreement (or joinders thereto in form and substance reasonably satisfactory to the Collateral Agent), (ii) such new Subsidiary has delivered to Collateral Agent a certified copy of its Organizational Documents and evidence of its authority to enter into the documents referred to in clause (b)(ii) above, and (iii) to the extent requested by Collateral Agent, Borrower has delivered a legal opinion in form and substance reasonably satisfactory to them with respect to such new Subsidiary and the foregoing documents. Any joinder agreement executed pursuant to this Section shall constitute a Loan Document.

Section 9.5 Restricted Payments. Borrower will not declare or pay any Distribution except for the following (the “Permitted Distributions”): (a) Distributions to enable the REIT to distribute the minimum amount of dividends necessary for the REIT to maintain its status as a “real estate investment trust” for U.S. federal and state income tax purposes, (b) Distributions that are payable solely in additional shares of its Equity Interests (or warrants, options or other rights to acquire additional shares of its Equity Interests but excluding Disqualified Equity Interests), (c) Distributions by the REIT necessary for it to avoid the payment of federal or state income or excise taxes for undistributed income, (d) Tax Distributions and (e) provided that no Event of Default has occurred and is then continuing or would result from the making of such Distribution on a pro forma basis, other Distributions by the Borrower to its partners, or the REIT to its shareholders in accordance with the Organizational Documents as in effect on the Closing Date or as modified with the consent of Hale.

Section 9.6  Investments. Borrower will not make, and will not permit any Subsidiary to make, any Investment in any Person other than:

(a)           Liquid Investments;

(b)           Property Acquisitions;

(c)           any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(d)           Investments consisting of loans and advances to employees of the Borrower in the ordinary course of business not to exceed $10,000.00 in the aggregate at any time outstanding;

(e)           deposits required to be made in the ordinary course of business in an amount reasonably acceptable to the Collateral Agent made to a landlord in the ordinary course of business to secure or support obligations of Borrower under a lease of real property; and

(f)           other Investments approved by the Collateral Agent in writing.

Section 9.7 Compliance with Environmental Laws. Borrower will not, and will not permit any Subsidiary of Borrower to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in material compliance with all material Environmental Laws, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any material Environmental Law.

Section 9.8 Accounting. Borrower will not make, and will not permit any Subsidiary of Borrower to make, any change in accounting treatment or reporting practices (including any change to its fiscal year from December 31), except as required by GAAP.

Section 9.9 Change of Business. Borrower will not enter into, or permit any Subsidiary of Borrower to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is engaged or contemplated to be engaged as of the Closing Date.

Section 9.10 Transactions With Affiliates. Borrower will not enter into, or permit to exist, and will not permit any Subsidiary of Borrower to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are materially less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary, other than (a) distributions permitted by Section 9.5, Investments permitted by clause (f) of Section 9.6, management fees permitted by Section 9.12, and fees paid pursuant to the Property Management Agreements, (b) the LNR Property Documents and (c) transactions among the Credit Parties permitted by this Agreement.

Section 9.11 Compliance with Government Regulations. Borrower will not, and will not permit any Subsidiary of Borrower to, (a) be or become subject at any time to any law, regulation or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 9.12 Management Fees. Borrower will not pay any management fees to any Person; provided, however, that Borrower may pay fees to the applicable managers pursuant to the Property Management Agreements (i) as in effect on the date hereof or as amended with the consent of Hale or (ii) as hereafter entered into in connection with a Property Acquisition in accordance with clause (b) of the definition thereof.

Section 9.13 Sanctions. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

Section 9.14  Anti-Corruption. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE X
Financial Covenant

Borrower covenants and agrees that, until Payment in Full, Borrower will perform and observe the financial covenants set forth below.

Section 10.1 Fixed Charge Coverage Ratio. Borrower covenants and agrees that, until Payment in Full, the Credit Parties will at all times maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00. The Fixed Charge Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of the REIT, commencing with the fiscal quarter ending March 31, 2019, for the period of four quarters ended as of such date (a “rolling or trailing four quarters” basis).

ARTICLE XI
Default

Section 11.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)           Borrower shall fail to pay (i) principal of or interest on any Note when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any other Obligations or any part thereof when due, and, with respect to this clause (ii), such failure shall have continued for a period of ten (10) Business Days.

(b)           Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c)           Borrower or any Obligated Party shall fail to perform, observe or comply with (i) any covenant, agreement or term contained in Section 8.1, Section 8.2 (with respect to Borrower’s existence), Article IX or Article X of this Agreement or (ii) any covenant, agreement or term contained in any other Section of this Agreement or any other Loan Document and, with respect to this clause (ii), such failure shall have continued for a period of ten (10) Business Days after the earlier of (y) an officer of any Credit Party obtaining knowledge of such failure or (z) the Borrower’s receipt of written notice of such failure from Collateral Agent or a Lender (any such notice to be identified, in full or in part, as a notice of default (or similar language) and to refer specifically to this clause); provided, however, in the case of a default that cannot be cured within such ten (10) Business Day period despite Borrower’s diligent efforts but is susceptible of being cured within thirty (30) days of the earlier of (y) an officer of any Credit Party obtaining knowledge of such failure or (z) the Borrower’s receipt of written notice of such failure from Collateral Agent or a Lender, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of thirty (30) days from the earlier of (y) an officer of any Credit Party obtaining knowledge of such failure or (z) the Borrower’s receipt of written notice of such failure from Collateral Agent or a Lender.

(d)           Borrower, any Subsidiary of Borrower, any Obligated Party, or any LNR Property Owner shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e)           An involuntary proceeding shall be commenced against Borrower, any Subsidiary of Borrower, any Obligated Party, or any LNR Property Owner seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f)           Subject to the applicable contest rights set forth in Sections 7.12 and 8.4, Borrower, any Subsidiary, any Obligated Party or any LNR Property Owner shall fail to discharge, within a period of thirty (30) days after the commencement thereof, any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount in excess of $250,000.00 against any of its assets or properties.

(g)           Borrower, any Subsidiary of Borrower, any Obligated Party or any LNR Property Owner shall fail to satisfy and discharge, within a period of thirty (30) days after the rendering thereof, any judgment or judgments against it for the payment of money in an aggregate amount in excess of $250,000.00.

(h)           Borrower, any Subsidiary of Borrower, any Obligated Party or any LNR Property Owner shall fail to pay when due any principal of or interest on any Debt in excess of $100,000.00 (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof other than satisfaction of the associated SPE Mortgage Debt upon the sale of a property, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i)           This Agreement or any other Loan Document shall for any reason not be, or cease to be, in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny (other than upon satisfaction of the Obligations) that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason not be, or cease to be, a valid, perfected security interest in and Lien upon any of the Collateral purported to be covered thereby with the priority required by the Loan Documents.

(j)           The REIT shall fail to maintain its status as a “real estate investment trust” in compliance with all applicable provisions under the Internal Revenue Code relating to such status.

(k)           A Change of Control shall have occurred.

Section 11.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the Required Lenders may do any one or more of the following: (a) declare the outstanding Principal of, accrued and unpaid interest on the Loans and other Obligations (including the Make Whole Amount) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind (other than any such notices specifically required under the Loan Documents), all of which are hereby expressly waived by Borrower, (b) direct the Collateral Agent to foreclose or otherwise enforce any Lien granted to Collateral Agent to secure payment and performance of the Obligations and (c) exercise any and all rights and remedies afforded by the laws of the State of New York or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 11.1(d) or Section 11.1(e), the outstanding Principal of and accrued and unpaid interest on the Loans and the other Obligations (including the Make Whole Amount) shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 11.3 Performance by Collateral Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Collateral Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Collateral Agent, promptly pay any amount expended by Collateral Agent in such performance or attempted performance to Collateral Agent, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Collateral Agent shall not have any liability or responsibility for the performance of (or a duty to perform) any obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE XII
Miscellaneous

Section 12.1 Expenses of Agent and Lenders. Borrower hereby agrees to pay to Collateral Agent and each Lender on demand (a) all reasonable and documented out of pocket costs and expenses incurred by Collateral Agent or such Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of each Lender’s legal counsel, (b) all reasonable and documented out of pocket costs and expenses incurred by the Collateral Agent or such Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of each Lender’s legal counsel and (c) all other reasonable and documented out of pocket costs and expenses incurred by the Collateral Agent or Lenders in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes (other than the Excluded Taxes), assessments, filing fees and other charges levied by any Governmental Authority or otherwise payable in respect of this Agreement or any other Loan Document or, to the extent permitted hereunder, in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

Section 12.2 INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES THE COLLATERAL AGENT AND EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, OR (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY OF BORROWER (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY); PROVIDED, HOWEVER, THAT BORROWER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 12.3 Limitation of Liability. Neither the Collateral Agent, any Lender nor any Affiliate, officer, director, employee, attorney or agent of the Collateral Agent or a Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, punitive or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4 No Waiver; Cumulative Remedies. No failure on the part of the Collateral Agent or Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Collateral Agent, Lenders and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lenders and Collateral Agent.

Section 12.6  Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Collateral Agent or a Lender or any closing shall affect the representations and warranties or the right of Collateral Agent and Lenders to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 12.1 and 12.2 shall survive repayment of the Notes.

Section 12.7  Recovery of Payments. Borrower agrees that to the extent Borrower makes a payment or payments to or for the account of any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, (a) the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received, and (b) all Liens created under the Loan Documents (to the extent discharged) shall be revived and continued in full force and effect as if such payment had not been received. The agreements and obligations in this Section shall survive repayment of the Loans.

Section 12.8 Amendment. This Agreement may be amended, and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if Borrower shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, (a) without the prior written consent of all of the Lenders or, in the case of the following clauses (i) and (ii), each Lender adversely affected thereby, no such agreement shall (i) decrease or forgive the Principal amount of any Loan, or extend the Maturity Date of any Loan, or decrease the rate of interest on any Loan, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Loans, or postpones any date fixed by this Agreement or any other Loan Document for any payment of Principal or interest, (iii) amend the provisions of this Section 12.8, the definition of the term “Required Lenders” or of the term “Loan”, or (iv) release Borrower from their obligations under the applicable Loan Documents and (b) unless also signed by the Collateral Agent, modify the duties, rights or obligations of the Collateral Agent.

Section 12.9  Reserved.

Section 12.10 Notices. (a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to any Credit Party:                        HC Government Realty Holdings, L.P.
c/o Hale Partnership Capital Management
390 S. Liberty Street, Suite 100
Winston-Salem, NC 27101
Attention: Jacqlyn Piscetelli
Email: jackie@halepartnership.com

If to Hale or Collateral
Agent:
c/o Hale Partnership Capital Management
2115 E 7th Street, Suite 101
Charlotte, NC 28204
Attention: Steve Hale
Email: steve@halepartnership.com

With a copy to:

c/o Hale Partnership Capital Management
3675 Marine Drive
Greenville, NC 27834
Attention: Brad Garner
Email: brad@halepartnership.com

With a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention: Ryan Smith
Email: ryansmith@mvalaw.com

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when personally delivered if by hand or overnight courier service or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

(b)           The Collateral Agent, Lenders or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Collateral Agent or a Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Rejection or other refusal to accept a notice, request or communication, or the inability to deliver a notice, request or communication because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request or communication otherwise sent under the terms of this Section.

Section 12.11 Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. All judicial proceedings brought against Borrower with respect to this Agreement or any of the other Loan Documents may be brought in any federal or state court of competent jurisdiction in the Southern District of New York and in any state court sitting in New York County, New York, and, by execution and delivery of this Agreement, Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of the Collateral Agent or Lenders to serve process in any other manner permitted by law or shall limit the right of the Collateral Agent or any Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by Borrower against the Collateral Agent or Lenders shall be brought only in a federal court of competent jurisdiction in the Southern District of New York or in any state court sitting in New York County, New York.

Section 12.12  Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement and/or any other Loan Document by a scanned PDF document attached to an e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.13 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 12.14 Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.15 Consent to Participations. Lenders shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Loans, the Notes and the indebtedness evidenced thereby to one or more purchasers (“Participants”), whether related or unrelated to such Lender. Such Lender may provide to any one or more Participants or potential Participants any information, financial statements, data or knowledge such Lender may have about Borrower or about any other matter relating to the Obligations, and Borrower waives any rights to privacy it may have with respect to such matters, provided that such Participant or potential Participant shall agree to treat any such information which is identified as confidential with the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information.  Borrower further waives any and all notices of sale of participation interests and notices of repurchases of participation interests. Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations and will have all the rights granted under the participation agreements or other agreements governing the sale of their participation interests, provided that (a) such Participants shall not have any direct rights under this Agreement or the Loan Documents and (b) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Section 12.16 Sale of Obligations and Information Sharing. Borrower agrees that Lenders may sell, transfer or assign the Obligations, the Loans, the Notes, this Agreement and/or the Loan Documents to one or more Persons (“Purchasers”); provided, that the written consent of the Borrower shall be required for any such sale, transfer or assignment unless (a) such sale, transfer or assignment is to a Lender or an Affiliate of a Lender or (b) an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed and shall be deemed given if Borrower fails to respond within ten (10) Business Days of a request for such consent). Borrower agrees that Lenders may provide any information or knowledge, including, but not limited to financial statements of Borrower, any Subsidiary or any Obligated Party, which such Lender may have about Borrower, any Subsidiary or any Obligated Party or about any matter relating to this Agreement or the Loan Documents, including, but not limited to any information regarding the Collateral, to (i) any ratings agencies in connection with any financing such Lender may obtain, (ii) any financing source or investor of such Lender who agrees to hold such information confidential in a manger consistent with the terms of this Section 12.16 or (iii) any of its subsidiaries or Affiliates or their successors, or to any one or more Purchasers or potential Purchasers, provided that any such Purchaser or potential Purchaser shall agree to treat any such information which is identified as confidential with the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information. Borrower irrevocably waives any and all rights it may have under any law, rule or regulation which may prohibit such disclosure, including, but not limited to, any rights of privacy. A transferring Lender shall give prior notice to Borrower of any sale, transfer or assignment of the Obligations, the Loans, the Notes, this Agreement and/or the Loan Documents pursuant to this Section 12.16.

Section 12.17 USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 12.18 Anti-Terrorism Law. (a) None of Borrower, any Subsidiary of Borrower or any Obligated Party is in material violation of any requirement of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           None of Borrower, any Subsidiary of Borrower or any Obligated Party is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

Section 12.19 Time of the Essence. The parties agree that time shall be of the essence in the performance of all of the terms and conditions of this Agreement and the Loan Documents.

Section 12.20 WAIVER OF TRIAL BY JURY. BORROWER, COLLATERAL AGENT AND EACH LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER, COLLATERAL AGENT AND EACH LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY RELATIONSHIP BETWEEN BORROWER, COLLATERAL AGENT AND EACH LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO COLLATERAL AGENT AND EACH LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS AGREEMENT AND THE LOAN DOCUMENTS.

Section 12.21 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

ARTICLE XIII
COLLATERAL AGENCY PROVISIONS

Section 13.1 Appointment.

Each of the Lenders hereby irrevocably designates and appoints HCM Agency, LLC (and its permitted successors and assigns) as the Collateral Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and HCM Agency, LLC hereby accepts such appointment) and each such Lender irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Collateral Agent. Any reference to the Collateral Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Collateral Agent solely in its capacity as Collateral Agent and not in its capacity, if any, as a Lender.

Section 13.2  Delegation of Duties.

The Collateral Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible to Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by the Collateral Agent with reasonable care.

Section 13.3 Exculpatory Provisions.

Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable to Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of Borrower or any of its Subsidiaries.

Section 13.4 Reliance by Collateral Agent.

The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Collateral Agent shall have actual notice of any transferee. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Collateral Agent shall in all cases be fully protected from Lenders in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.

Section 13.5 Notices of Default.

The Collateral Agent shall take such action with respect to an Event of Default as shall be reasonably directed by the Required Lenders solely with respect to any Collateral; provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

Section 13.6 Non-Reliance on the Collateral Agent and Other Lenders.

Each of the Lenders expressly acknowledges that neither the Collateral Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Lender. Each of the Lenders represents that it has made and will continue to make, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Collateral Agent hereunder or under the other Loan Documents, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Collateral Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

Section 13.7 Indemnification.

Each of the Lenders hereby agrees to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to the respective amounts of their Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.

Section 13.8  The Collateral Agent in Its Individual Capacity.

The Collateral Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Collateral Agent were not a Collateral Agent hereunder. With respect to any Loan made by it, the Collateral Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Collateral Agent, and the term “Lenders” shall include the Collateral Agent in its individual capacity.

Section 13.9 Resignation of the Collateral Agent; Successor Collateral Agent.

The Collateral Agent may resign as Collateral Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and Borrower and, thereafter, the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by Borrower or have accepted such appointment within fifteen (15) days after the Collateral Agent’s giving of notice of resignation, then the Collateral Agent shall use its commercially reasonable efforts to appoint a successor Collateral Agent reasonably acceptable to Borrower (so long as no Unmatured Event of Default or Event of Default has occurred and is continuing), on behalf of the Lenders. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Collateral Agent. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. If no successor has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 13.10 Release of Collateral. Lenders hereby irrevocably authorize Collateral Agent, at its option and in its reasonable discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (a) upon Payment in Full; (b) constituting property being sold or disposed of in compliance with the provisions of this Agreement; or (c) if approved, authorized or ratified in writing by the Required Lenders. The Collateral Agent shall promptly, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence the release of any Lien granted to or held by the Collateral Agent upon any Collateral (a) upon Payment in Full, (b) which constitutes property sold or to be sold or disposed of as part of or in connection with any disposition permitted in accordance with the terms of this Agreement, (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter or (d) if approved, authorized or ratified in writing by the Required Lenders, or all the Lenders, as the case may be.

Section 13.11 Reimbursement by Lenders.

To the extent that Borrower for any reason fail to indefeasibly pay any amount required under Section 12.1 or 12.2 to be paid by it to the Collateral Agent (or any sub-agent thereof), or any officer, director, employee, attorney or agent (each a “Related Party”) of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Collateral Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 13.11, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Loans held by such Lender at such time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

HC GOVERNMENT REALTY HOLDINGS, L.P.

By: HC Government Realty Trust, Inc., its general partner

By:
Name:
Title:

[Signature Page to Loan Agreement]

COLLATERAL AGENT AND LENDERS:

HCM AGENCY, LLC,
as Collateral Agent

By: /s/ Steven A. Hale
Name: Steven A. Hale II
Title: Manager

THE VANDERBILT UNIVERSITY,
as a Lender

By:
Hale Partnership Capital Management, LLC,

its investment manager

By: /s/ Steven A. Hale
Name: Steven A. Hale II
Title: Manager

HALE GOVERNMENT BUILDING FUND, L.P.,
as a Lender

By:
Hale Partnership Capital Advisors, LLC,

its general partners

By: /s/ Steven A. Hale
Name: Steven A. Hale II
Title: Founder

HALE MEDICAL OFFICE BUILDING FUND, L.P., as a Lender

By:
Hale Partnership Capital Advisors, LLC,

its general partner

By: /s/ Steven A. Hale
Name: Steven A. Hale II
Title: Founder

[Signature Page to Loan Agreement]

Annex A

Lender	Closing Date Term Loan
The Vanderbilt University	$5,000,000
Hale Government Building Fund, L.P.	$3,500,000
Hale Medical Office Building Fund, L.P.	$2,000,000
Total	$10,500,000